Exhibit 99.1
Agassiz Energy moving forward with ethanol plant plans
Tuesday, May 8, 2007
By Carol Stender
Agri News staff writer
CROOKSTON, Minn. — Agassiz Energy is moving forward with plans to build a 55-million-gallon-per-year ethanol plant near Erskine.
The board is filing with the Securities and Exchange Commission this week and hopes to start its equity drive in July, said Agassiz Energy Chief Manager Don Sargeant.
It’s great news for the nine-member board who formed the limited liability company in 2004. A series of circumstances outside the group’s control caused the delay.
The first firm the board hired backed out of the arrangement, Sargeant said. A second builder was hired but it doubled its price in a year.
“We were flabbergasted,” he said. “When they said it’s going to cost twice as much, you know they have to know it’s unrealistic. When someone brings you something that’s unrealistic, you have a hard time accepting it because you don’t know why they did that to you. At that point, we had to decide do we continue with this or not.”
The board members, a diverse group of farmers and businessmen, looked at the facts: They have a great site, good water sources and plenty of corn. They agreed the project should continue.
Board members have since hired K L Process.
The board views the plant as an economic development tool for the area.
There is a lot of emotion connected to the plant, but the decision to build an ethanol plant has to be a feasible one, Sargeant said.
The board is updating its feasibility study and expects more corn will be planted in the area due to higher commodity prices, he said.
Transporting the ethanol isn’t a problem, he said. The plant will be located at the junction of the Burlington Northern and Canadian Pacific railroads. Ethanol can be shipped to either the East Coast or West Coast.
Agassiz Energy will be a coal-fired plant. The only other plant using coal for its fuel source is located at Heron Lake, Sargeant said. It’s lower priced than propane and can easily be trucked to the plant site.
Plant organizers explored using barley as the base for ethanol production. The small grain works well with the area’s crop rotations but corn was deemed a better fit. More research needs to be done before biomass and other crops are used to make ethanol, Sargeant said.
It could be five years or 10 years down the road before the technology is ready to use other commodities or biomass, but Sargeant said it will happen eventually.
Despite all the troubles the board has had getting the plant started, Sargeant, former University of Minnesota-Crookston chancellor, says the focus is now on the future. The revised feasibility study should be completed in June, the equity drive will follow and construction could start this fall.
After a 14- to 16-month construction period, the plant could be operational by late 2008.